Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2015 Omnibus Incentive Compensation Plan of Acorda Therapeutics Inc. of our reports dated March 1, 2018, with respect to the consolidated financial statements of Acorda Therapeutics Inc., and the effectiveness of internal control over financial reporting of Acorda Therapeutics Inc., included in its Annual Report (Form 10-K), as amended by Amendment No.1 on Form 10K/A, for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Hartford, Connecticut

August 8, 2018